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                                                                  EXHIBIT (c)(7)


                CONFIDENTIAL DISCLOSURE AND STANDSTILL AGREEMENT
                ------------------------------------------------

         THIS AGREEMENT is made effective as of the 6th day of June, 1997, by and between First of Michigan Capital Corporation (the "Company") and Fahnestock Viner Holdings, Inc. ("Buyer"), with the Company and Buyer sometimes referred to herein as the "Parties" or individually as the "Party". "Buyer" shall include all parents, subsidiaries and other affiliates of Buyer.

                                   WITNESSETH

         WHEREAS, the Company and Buyer are contemplating the possibility of a transaction between them (the "Transaction"), and

         WHEREAS, the Company will be disclosing certain data and other information of a confidential or proprietary nature to Buyer in connection with the due diligence review of the Company in connection with the Transaction, and

         WHEREAS, the Company is willing to disclose such information, on a confidential basis, to Buyer to enable Buyer to perform its due diligence of the Company.

         NOW, THEREFORE, the Parties hereto agree as follows:

         1. Buyer agrees to treat confidentially information concerning the Company, including, but not limited to, information concerning its business, operations, assets, liabilities, business prospects, acquisitions, financial projections and financial condition, furnished by the Company or on behalf of the Company to Buyer, including any other information or notes derived by Buyer or its financial advisors, independent auditors, legal counsel or other agents or representatives from any such information (herein collectively referred to as the "Diligence Material"). For purposes of this Agreement, the phrase "Diligence Material" shall not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by Buyer, its representatives or its agents, (ii) was lawfully available to Buyer on a non-confidential basis prior to its disclosure by Buyer by the Company or its agents or representatives, or (iii) lawfully becomes available to Buyer on a non-confidential basis from a source other than the Company or its agents or representatives provided that such source is not bound by a confidentiality agreement with the Company of which Buyer has been made aware.

         2. It is hereby agreed that the Diligence Material will be used by Buyer and its agents and representatives only for due diligence purposes, that the Diligence Material will be kept confidential by Buyer, its agents and representatives and that Buyer and its agents and representatives will make no commercial use of the Diligence Material without the prior written agreement to the Company; provided, however, that (i) any of such information may be disclosed to Buyer's directors, officers, employees, agents and representatives who need to know such information for the purpose of performing due diligence of the Company and evaluating the Transaction (it being understood that such directors, officers, employees, agents and representatives shall be informed by Buyer of the confidential nature of such information and shall be directed by Buyer to treat such information confidentially and not to use the information to the Company's detriment and Buyer shall be responsible for any breach of this








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Agreement by such directors, officers, employees, agents or representatives),
(ii) any other disclosure of such information may be made to which the Company consents in writing, or (iii) disclosure of such information may be made if pursuant to the order or requirement of a court, administrative agency or other governmental body. If Buyer, its agents or representatives receive a request or requirement to disclose the Diligence Material as provided in (iii) above, they shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the vent that such a protective order or other remedy is not timely obtained, or that the Company waives compliance with the provisions of this Agreement, Buyer and its agents and representatives will furnish only that portion of the Due Diligence Material which counsel reasonably acceptable to the Company advises is legally required and will exercise their best efforts to obtain reliable assurance that confidential treatment will be accorded the Diligence Material.

         3. Without the other Party's prior written consent, each Party will not, and will direct its directors, officers, employees, agents and representatives not to, disclose to any person information concerning the discussions or negotiations in connection with the Transaction or any of the terms, conditions, or other facts with respect to the Transaction including the status thereof; provided, that if in the opinion of one Party's counsel disclosure is required by applicable law, regulation or rule, such Party may make such disclosure after notifying the other Party of the reasons and the text of the proposed disclosure. Any press release with respect to the Transaction shall be jointly agreed to by Buyer and the Company. The term "person" as used herein shall include, without limitation, any corporation, company, partnership and individual.

         4. Except as may otherwise be expressly set forth in a definitive agreement between the parties entered into to effect the Transaction, the Company shall not be deemed to make or have made any representation or warranty as to the accuracy or completeness of any Diligence Material furnished hereunder.

         5. Buyer hereby acknowledges that it is aware (and that its directors, officers, employees, agents and representatives who are apprised of the matter have been, or upon becoming so apprised will be, advised) of the restrictions (including the restrictions regarding transactions in securities) imposed by the United States federal securities laws on a person possessing material non-public information about a public company such as the Company.

         6. Buyer hereby agrees that for a period of two years after the date hereof, it will not, directly or indirectly, purchase or offer to purchase any material assets or any securities of the Company or propose any merger or other business combination involving the Company ("Business Combination") except pursuant to a transaction to be approved by the Board of Directors of the Company and only if specifically invited in writing by the Company to do so; provided that, to the extent consistent with obligations under applicable law, Buyer shall be permitted to purchase up to one percent of the issued and outstanding shares of Common Stock of the Company without violating the foregoing restriction. In addition, for a period of two years after the date thereof, Buyer will not, without the Company's prior written consent, (a) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (b) form, join or in any way participate in a "group" within the meaning of

                                       -2-







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Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the Company, or (c) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors, or policies of the Company. The above provisions of this paragraph 6 shall not apply to Buyer if another entity enters into a Business Combination with the Company or initiates a tender offer for the Company securities. Buyer also agrees during such two-year period not to (i) request the Company or its advisors, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (ii) take any initiative in respect of the Company which would, upon the advice of counsel, reasonably require the Company to make a public announcement regarding the possibility of Buyer acquiring control of the Company whether by means of a business combination or otherwise. Buyer also agrees that, for a period of two years after the date hereof, neither it nor any of its affiliates will solicit to employ any of the current officers or employees of the Company with whom Buyer had contact, or who was specifically identified to Buyer, during the period of Buyer's diligence review of the Company, so long as they are employed by the Company, without the prior written consent of the Company. The Company agrees that, for a period of two years after the date hereof, neither it nor any of its affiliates will solicit to employ any of the current officers or employees of Buyer with whom the Company had contact, or who was specifically identified to the Company, during the period of Buyer's diligence review of the Company, so long as they are employed by Buyer, without the prior written consent of Buyer.

         7. In the event that the Parties do not enter into a definitive agreement with respect to the Transaction within six (6) months from the date hereof, Buyer, upon request of the Company, will deliver to the Company all written Diligence Material furnished, without retaining copies thereof. In the case of any other information or notes derived from the Diligence Material, the same shall be promptly destroyed.

         8. Buyer agrees to reimburse, indemnify and hold harmless the Company and its affiliates, employees, investment bankers, legal counsel and other agents and representatives from any damage, loss or expense incurred by them as a result of the use of the Diligence Material contrary to the terms of this Agreement.

         9. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by either Party, their employees, officers, directors, agents or representatives and that the Parties shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or equity or either Party.

         10. It is further understood and agreed that no failure to delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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         IN WITNESS WHEREOF, the Parties hereto have executed this Confidential
Disclosure and Standstill Agreement as of the date first above set forth.

                                       FIRST OF MICHIGAN CAPITAL CORPORATION


                                       By: /s/ Edward Soule
                                          ----------------------------------
                                       Title: Chairman
                                             -------------------------------


                                       FAHNESTOCK VINER HOLDINGS, INC.
                                       FAHNSTOCK & CO, INC., BUYER


                                       By: /s/ Albert G. Lowenthal
                                          ----------------------------------
                                       Title: Chairman and CEO
                                             -------------------------------



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